Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

MOSINEE, WI – October 28, 2009 – Wausau Paper (NYSE:WPP) today reported that in the third quarter:

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Adjusted quarterly earnings of $0.23 per share reached their strongest level in 10 years.

•

Towel & Tissue achieved record quarterly operating profits of $15.9 million while Printing & Writing and Specialty Products reported significant year-over-year improvement with profits exceeding cost-of-capital return levels.

•

Plans were announced to consolidate the Specialty Products and Printing & Writing businesses into a single, strategic operating unit.

•

Cost reduction and cash conservation measures drove a debt reduction of nearly $50 million, improving the company's debt-to-capital ratio to 36 percent.

The company reported third-quarter net earnings of $14.6 million, or $0.30 per share, compared with net earnings of $2.3 million, or $0.05 per share, in the prior year.  Net sales decreased 12 percent to $273.4 million while shipments declined 6 percent to 185,000 tons, due to anticipated volume reductions resulting from facility closures and continuing demand weakness in several market categories.

Third-quarter results include after-tax facility closure charges of $0.7 million, or $0.01 per share, related primarily to the May closure of Specialty Products’ Jay, Maine, paper mill and the previously announced fourth-quarter closure of Printing & Writing’s Appleton, Wisconsin, converting facility; after-tax gains of $2.5 million, or $0.05 per share, related to a tax credit for the use of alternative fuel mixtures at Specialty Products’ Mosinee, Wisconsin, facility;  and after-tax gains of  $1.7 million, or  $0.03 per share, related to the sale of Specialty Products' non-core yeast manufacturing business located in Rhinelander, Wisconsin.  Prior-year third-quarter results included after-tax charges of $3.9 million, or $0.08 per share, related to a paper machine shutdown and facility closures; after-tax timberland sales gains of $1.4 million, or $0.03 per share; and one-time income tax benefits of $0.9 million, or $0.02 per share.  Excluding these items, adjusted third-quarter 2009 net earnings were $11.2 million, or $0.23 per share, compared with net earnings of $3.9 million, or $0.08 per share, last year.  Adjusted net earnings are a non-GAAP measure and three-month and nine-month results are reconciled to GAAP earnings below.

	3 Months Ended		9 Months Ended
	September 30		September 30
	2009	2008	2009	2008

GAAP Net Earnings (Loss) Per Share	$ 0.30	$ 0.05	$ 0.23	$ (0.29)
Facility Closure and Machine Shutdown Charges (1)	0.01	0.08	0.34	0.36
Alternative Fuel Mixture Excise Tax Credit	(0.05)	–	(0.12)	–
Capital Related Expenses (2)	–	–	0.04	–
Gain on Sale of Yeast Business	(0.03)	–	(0.03)	–
Gain on Sale of Timberlands	–	(0.03)	(0.01)	(0.07)
Tax Audit Settlement	–	(0.02)	–	(0.02)

Adjusted Net Earnings (Loss) Per Share	$ 0.23	$ 0.08	$ 0.45	$ (0.02)

Note:  Totals may not foot due to rounding differences

(1)2009 charges relate primarily to the second-quarter closure of Specialty Products’ paper mill in Jay, Maine, and Printing & Writing’s planned fourth-quarter closure of its converting operation in Appleton, Wisconsin.  2008 charges relate to the shutdown of a paper machine at Specialty Products’ Jay, Maine mill and closure of Printing & Writing’s Groveton, New Hampshire, paper mill and Specialty Products’ roll wrap operations.

(2)Includes expenses associated with the first-quarter towel machine rebuild at Towel & Tissue’s Middletown, Ohio, mill and the second-quarter start-up of Printing & Writing’s distribution center in Bedford Park, Illinois.

Commenting on performance for the quarter, Thomas J. Howatt, president and CEO, said, “The strength of our third-quarter results reflects the success of the value-driven growth strategy of our Towel & Tissue business and the extensive restructuring initiatives undertaken in our paper businesses over the last two years in addition to a significantly favorable input cost environment.  The recently announced combination of our Specialty Products and Printing & Writing businesses into a single operating segment at year-end essentially completes the restructuring of these businesses, achieving a cost-competitive, flexible operations platform, and narrowing the corporation to two core businesses.  Coupled with aggressive cost reduction and cash conservation measures implemented early in the year, we have achieved a dramatic improvement in our balance sheet and overall financial performance, and are well positioned to take advantage of market opportunities when business conditions improve.”

BUSINESS UNIT RESULTS

Printing & Writing reported a third-quarter operating profit of $3.8 million compared with an operating loss of $0.7 million last year, while net sales declined 7 percent and shipments increased 2 percent.  Current-quarter results include pre-tax facility closure charges of $0.5 million related primarily to the Appleton converting facility.  Prior-year results included pre-tax Groveton mill closure charges of $2.4 million.

Exclusive of facility closure charges, Printing & Writing profits of $4.4 million were the strongest reported in nearly seven years and the resulting 13 percent return on capital employed exceeded the cost-of-capital return levels targeted over the second half of the year.   With orders relatively stable and inventories at target levels, third-quarter market-related downtime was reduced to the equivalent of 2,400 tons, or approximately 3 percent, of production capacity as compared to 15,000 tons, or approximately 20 percent, of production capacity during the second quarter.  With year-to-date demand for uncoated freesheet papers declining approximately 14 percent, Printing & Writing is focused on the fourth-quarter completion of its converting & distribution initiative and year-end integration with Specialty Products to further reduce costs and enhance its competitive position.

Specialty Products’ third-quarter operating profit of $11.7 million includes pre-tax charges of $0.6 million related primarily to the closure of the Jay mill, pre-tax gains of $4.0 million from an alternative fuel mixture tax credit, and pre-tax gains of $2.7 million associated with the sale of its yeast manufacturing business.  Prior-year operating loss was $1.1 million and included charges of $3.7 million related to a permanent paper machine shutdown.  Net sales and shipments declined 25 percent and 15 percent, respectively, due to facility closures and continued order weakness.

The third-quarter sale of a non-strategic yeast manufacturing operation – which represented less than 2 percent of Specialty Products’ 2008 net sales – has narrowed the business to core markets in which it has a competitive and cost-effective position.  The business unit’s year-end combination with Printing & Writing is expected to provide more than $2 million of administrative cost reductions, enhance market access and create a business unit with the flexibility to effectively serve both mature print and growth-oriented specialty paper markets.

Towel & Tissue achieved record operating profits for a second consecutive quarter, reporting third-quarter operating profits of $15.9 million as compared with prior-year profits of $9.3 million and prior-quarter profits of $13.8 million. Net sales and shipments declined 1 percent and 2 percent, respectively.  Operating margins increased to 18 percent for the quarter as higher-margin value-added product shipments increased 6 percent.  Although year-to-date demand for “away-from-home” towel and tissue products declined 8 percent, the business unit has benefited from a year-over-year decline in fiber and energy costs as well as the initial savings associated with the rebuild of a towel machine at Middletown, Ohio.  With three days of machine downtime planned in the fourth quarter to implement further improvements, full benefits of the $32.5 million rebuild are expected to be achieved early in 2010.

OUTLOOK

Commenting on the fourth-quarter outlook, Mr. Howatt said, “The successful execution of our restructuring initiatives, cash conservation measures and strategic capital program has allowed us to weather a severe economic recession while enhancing the long-term competitive position of our businesses.  While the timing of a meaningful economic recovery remains uncertain at this time, we will continue our intense focus on executing the strategies that have delivered a substantial improvement in performance in 2009.  Against a backdrop of weak market conditions, increasing fiber prices and scheduled maintenance downtime, we expect fourth-quarter adjusted net earnings in the range of $0.11 to $0.13 per share.”  Adjusted net earnings in the fourth quarter of 2008 were $0.03 per share.

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. (EDT) on Thursday, October 29, and can be accessed through the Company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through November 6.

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended September 30, 2009

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net sales	$ 273,447	$ 312,162	$ 774,392	$ 916,091
Cost of sales	224,066	282,589	681,142	850,814
Gross profit	49,381	29,573	93,250	65,277
Selling & administrative expenses	21,998	23,026	61,543	65,689
Restructuring	1,047	1,880	4,937	15,841
Operating profit (loss)	26,336	4,667	26,770	(16,253)
Interest expense	(2,443)	(2,352)	(8,171)	(7,683)
Other income, net	30	29	95	270
Earnings (loss) before income taxes	23,923	2,344	18,694	(23,666)
Provision (credit) for income taxes	9,282	15	7,321	(9,609)

Net earnings (loss)	$ 14,641	$ 2,329	$ 11,373	$ (14,057)

Net earnings (loss) per share (basic and diluted)	$ 0.30	$ 0.05	$ 0.23	$(0.29)
Weighted average shares outstanding-basic	48,840	48,779	48,830	49,118
Weighted average shares outstanding-diluted	49,131	48,978	49,063	49,118

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2009	2008
Current assets	$ 227,825	$ 262,562
Property, plant, and equipment, net	383,617	405,408
Other assets	47,432	42,880
Total Assets	$ 658,874	$ 710,850

Current liabilities	$ 146,615	$ 143,732
Long-term debt	126,800	191,963
Other liabilities	163,212	167,574
Stockholders' equity	222,247	207,581
Total Liabilities and Stockholders’ Equity	$ 658,874	$ 710,850

Condensed Consolidated Statements	Nine Months
of Cash Flow (unaudited)	Ended September 30,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$ 11,373	$ (14,057)
Provision for depreciation, depletion, and amortization	61,008	50,183
Gain on sale of assets	(2,748)	(4,112)
Deferred income taxes and other non-cash items affecting net loss	2,221	(5,040)
Changes in operating assets and liabilities:
Receivables	(9,630)	(7,525)
Inventories	40,882	6,013
Accounts payable and other liabilities	7,927	3,464
Other	(5,011)	(20,746)
Net cash provided by operating activities	106,022	8,180

Cash flows from investing activities:
Capital expenditures	(39,448)	(24,715)
Proceeds from property, plant, and equipment disposals	6,780	8,054
Net cash used in investing activities	(32,668)	(16,661)

Cash flows from financing activities:
Net issuances of commercial paper	1,389	17,425
Net borrowings under credit agreement	2,500	–
Payments under capital lease obligation and notes payable	(68,534)	(136)
Dividends paid	(4,151)	(12,567)
Payments for purchase of company stock	–	(8,496)
Net cash used in financing activities	(68,796)	(3,774)

Net increase (decrease) in cash & cash equivalents	$ 4,558	$ (12,255)

Note 1.  Balance sheet amounts at September 30, 2009, are unaudited.  The December 31, 2008, amounts are derived from audited financial statements.

Note 2.  We are eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit is equal to $0.50 per gallon of alternative fuel contained in the mixture and is refundable in cash.  The cost of sales for the three and nine months ended September 30, 2009, includes net pre-tax credits of $4.0 million and $9.7 million, respectively.

Note 3.  In August 2008, we announced plans to permanently shut down one of the two paper machines at our Specialty Products’ paper mill in Jay, Maine.  The shutdown of this machine was completed in December 2008.  In March 2009, we announced further plans to permanently shut down the remaining paper machine and cease all operations at the Jay, Maine paper mill.  The paper mill was closed during the second quarter of 2009.  The cost of sales for the three and nine months ended September 30, 2009, includes a pre-tax credit of $0.3 million and pre-tax charges of $20.9 million, respectively, for depreciation on assets and other associated closure costs, due to the closure of the paper mill.  The cost of sales for the three and nine months ended September 30, 2008, includes $2.1 million in pre-tax charges for accelerated depreciation on assets and other associated closure costs, due to the shutdown of the paper machine.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and nine months ended September 30, 2009, were $0.7 million and

$4.0 million, respectively.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated costs due to the shutdown of the paper machine was $1.6 million for the three and nine months ended September 30, 2008.  Additional pre-tax charges related to the closure of the Jay, Maine paper mill of approximately $0.7 million are expected to be incurred during the remainder of 2009.

Note 4.  In December 2008, we announced plans to permanently cease Printing & Writing’s converting operations at our Appleton, Wisconsin facility.  The operations at the Appleton facility are being reduced in a phased manner and the facility is expected to be permanently closed prior to December 31, 2009.  The converting equipment at the Appleton facility is being relocated to our other Printing & Writing mills.  The cost of sales for the three and nine months ended September 30, 2009, includes $0.2 million and $1.0 million, respectively, in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.2 million and $0.5 million for the three and nine months ended September 30, 2009.  Additional pre-tax closure charges of approximately $0.5 million are expected to be incurred during the remainder of 2009.

Note 5.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period which expired on July 2, 2008.  The cost of sales for the three and nine months ended September 30, 2009, includes $0.1 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to associated closure costs for the three and nine months ended September 30, 2009, was $0.1 million.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and nine months ended September 30, 2008, was less than $0.1 million and $0.5 million, respectively.  No additional significant costs are anticipated during the remainder of 2009.

Note 6.  In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire paper mill.  Papermaking operations permanently ceased in December 2007.  Pre-tax restructuring expense for the three and nine months ended September 30, 2009, includes $0.1 million and $0.3 million, respectively, related to associated closure costs.  The cost of sales for the three and nine months ended September 30, 2008, includes $2.2 million and $10.1 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs, contract termination costs, and other associated closure costs for the three and nine months ended September 30, 2008, was $0.2 million and $13.7 million, respectively.  No additional significant costs are anticipated during the remainder of 2009.

Note 7.  Interim Segment Information

Our operations are currently classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander and Mosinee, Wisconsin.  Papermaking operations at Specialty Products’ Jay, Maine facility permanently ceased in the second quarter of 2009 (see Note 3).  In 2008, Specialty Products also included two converting facilities that produced laminated roll wrap and related specialty finishing and packaging products (see Note 5).  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  The converting facility will be permanently closed by December 31, 2009 (see Note 4).  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	September 30,	December 31,
	2009	2008
Segment assets (Note 1)
Specialty Products	$ 234,669	$ 279,354
Printing & Writing	178,432	180,221
Towel & Tissue	209,144	210,977
Corporate & Unallocated*	36,629	40,298
	$ 658,874	$ 710,850

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net sales external customers (unaudited)
Specialty Products	$ 93,757	$125,390	$270,280	$376,999
Printing & Writing	89,188	95,660	255,707	289,179
Towel & Tissue	90,502	91,112	248,405	249,913
	$273,447	$312,162	$774,392	$916,091

Operating profit (loss) (unaudited)
Specialty Products	$ 11,673	$ (1,052)	$ (2,481)	$ (3,292)
Printing & Writing	3,843	(725)	4,957	(29,792)
Towel & Tissue	15,932	9,328	36,983	23,737
Corporate & Eliminations	(5,112)	(2,884)	(12,689)	(6,906)
	$ 26,336	$ 4,667	$ 26,770	$ (16,253)

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 3,645	$ 6,648	$ 31,959	$ 17,380
Printing & Writing	2,322	2,014	6,555	11,862
Towel & Tissue	7,493	6,783	21,064	20,332
Corporate & Unallocated	572	199	1,430	609
	$ 14,032	$ 15,644	$ 61,008	$ 50,183

Tons sold (unaudited)
Specialty Products	71,746	84,175	199,758	272,025
Printing & Writing	66,116	64,817	185,980	203,500
Towel & Tissue	47,457	48,307	131,136	135,400
	185,319	197,299	516,874	610,925

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.